Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Third Quarter 2010 Results

DALLAS – October 29, 2010 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the third quarter and year-to-date periods ended September 30, 2010 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“The third quarter was a solid operational quarter for EFH. The reliability of our generation and transmission assets was key to serving Texans during the hot summer,” said John F. Young, CEO, Energy Future Holdings Corp.

Third Quarter GAAP Results

For the third quarter 2010, EFH reported a net loss (in accordance with GAAP) of $2,902 million compared to a reported net loss attributable to EFH of $80 million for the third quarter 2009. The third quarter 2010 reported net loss included a noncash goodwill impairment charge of $4,100 million and $118 million in unrealized mark-to-market net losses on interest rate swaps, partially offset by $659 million in debt extinguishment gains resulting from debt exchanges and repurchases, $494 million in unrealized commodity-related mark-to-market net gains largely related to positions in EFH’s long-term hedging program (discussed further below), and a $146 million reduction of income tax expense due to the expected resolution of an Internal Revenue Service (IRS) tax audit for the period of 1997 through 2002. Amounts are after tax except for the goodwill impairment, which has no tax benefit.

The goodwill impairment charge reflects the estimated effect of lower wholesale power prices on the enterprise value of Texas Competitive Electric Holdings (TCEH), driven by the sustained decline in forward natural gas prices, and declines in market values of comparable companies. The impairment charge has no impact on liquidity and will not cause EFH or its subsidiaries to be in default under any of their respective debt agreements.

The third quarter 2009 reported consolidated net loss included (after tax) $90 million in unrealized mark-to-market net losses on interest rate swaps and $2 million in unrealized commodity-related mark-to-market net gains related to commodity positions.

As previously announced, effective with reporting of first quarter 2010 results, EFH adopted an accounting standard that amends prior accounting with respect to consolidation of equity investees. As a result, in consideration of the Oncor Electric Delivery Company, LLC (Oncor) ring-fencing measures that restrict the operating control that can be exercised by EFH and after consultation with the SEC, Oncor has been deconsolidated from EFH’s consolidated financial statements. The results of Oncor and the Oncor ring-fenced entities are now presented in EFH’s income statement in a single line item. To provide a meaningful comparison of consolidated operating results in consideration of this change, reconciliations of the previously reported GAAP results to pro forma GAAP results on a deconsolidated basis for the three and nine months ended September 30, 2009 are presented in Tables A1 and A4, respectively.

Third Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the third quarter 2010 totaled $17 million of net income compared to $10 million of net income for the third quarter 2009. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the third quarter 2010 and 2009, see Tables A2 and A3.

Third quarter 2010 adjusted (non-GAAP) operating results from the competitive business improved $10 million (after tax) as compared to third quarter 2009. The increase reflected (after tax) a $43 million improvement in contribution margin driven by the output from the three new lignite-fueled generation units at Sandow and Oak Grove and lower amortization of intangible assets arising from purchase accounting, partially offset by lower results from asset management and the retail business and higher fuel expense at the legacy generation facilities primarily due to increased coal transportation costs. Other factors contributing to the improved operating results included an $18 million decrease in expenses primarily related to lower information technology costs and other selling, general and administrative expense (SG&A) reductions and $8 million in lower retail bad debt expense. Offsetting factors included a $28 million increase in depreciation, a $17 million increase in interest expense due to lower capitalized interest, and a $17 million increase in operating costs reflecting the placement in service of the three new lignite-fueled generation units and related mining facilities.

Third quarter 2010 adjusted (non-GAAP) operating results related to the regulated business declined $3 million (after tax) as compared to third quarter 2009. The results reflected (after tax) $19 million in higher depreciation expense reflecting increased rates and additional infrastructure investment and $12 million in higher costs reflecting amortization of regulatory assets and expenses associated with advanced meters and higher transmission fees. The regulatory asset amortization and increased depreciation rates resulted from a September 2009 final rate order from the Public Utility Commission of Texas (PUC). The increase in expenses was partially offset by $25 million in rate increases resulting from tariffs approved in the September 2009 final rate order and a $7 million increase in revenues from an advanced metering deployment surcharge as a result of ongoing advanced meter installation and systems development.

Year-To-Date GAAP Results

For the nine months ended (year-to-date) September 30, 2010, EFH reported a net loss (in accordance with GAAP) of $2,973 million compared to reported net income attributable to EFH of $207 million for the same period in 2009. The year-to-date 2010 reported net loss included a noncash goodwill impairment charge of $4,100 million, $352 million in unrealized mark-to-market net losses on interest rate swaps, and $8 million of increased net cost recorded as a result of the health care legislation enacted by Congress in March 2010. This legislation resulted in a $50 million cost increase related to EFH’s retiree health care liability, $42 million of which was offset by a regulatory asset recorded by Oncor. Reported results benefited from $1,040 million in unrealized commodity-related mark-to-market net gains largely related to positions in EFH’s long-term hedging program, $751 million in debt extinguishment gains resulting from debt exchanges and repurchases and a $146 million reduction of income tax expense due to the expected resolution of an IRS tax audit for the period of 1997 through 2002. Amounts are after tax except for the goodwill impairment, which has no tax benefit.

Year-to-date 2009 reported consolidated net income included (after tax) $459 million in unrealized commodity-related mark-to-market net gains related to commodity positions and $342 million in unrealized mark-to-market net gains on interest rate swaps, as well as a noncash goodwill impairment charge of $90 million.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2010 totaled a net loss of $450 million compared to a net loss of $502 million for year-to-date 2009. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2010 and 2009, see Tables A5 and A6.

Year-to-date 2010 adjusted (non-GAAP) operating results from the competitive business improved $45 million (after tax) as compared to year-to-date 2009. The increase reflected (after tax) a $184 million improvement in contribution margin driven by the output from the three new lignite-fueled generation units, lower amortization of intangible assets arising from purchase accounting, and higher retail volumes primarily due to colder and warmer weather. These items were partially offset by higher fuel expense at the legacy generation facilities primarily due to increased coal transportation costs, lower production from the baseload generation units and lower results from asset management and the retail business. Other factors contributing to operating results included $57 million in gains on asset sales and a $61 million decrease in costs primarily related to lower information technology costs, the new customer care system and other SG&A reductions. Offsetting factors included a $104 million increase in depreciation, an $86 million increase in interest expense due to lower capitalized interest and a $46 million increase in operating costs reflecting the placement in service of the three new lignite-fueled generation units and related mining facilities as well as a $17 million increase in nuclear plant maintenance due to planned and unplanned outages in 2010.

Year-to-date 2010 adjusted (non-GAAP) operating results related to the regulated business increased $7 million (after tax) as compared to year-to-date 2009. The improved performance reflected (after tax) $57 million in rate increases resulting from tariffs approved in the September 2009 final rate order from the PUC, $35 million in higher revenues due to increased average consumption driven by the effect of weather and a $26 million increase in revenues from the advanced metering deployment surcharge as a result of ongoing advanced meter installation and systems development. The increase in revenues was partially offset by $66 million in higher depreciation expense reflecting increased depreciation rates and additional infrastructure investment and $40 million in higher costs reflecting amortization of regulatory assets and expenses associated with advanced meters and higher transmission fees. The regulatory asset amortization and increased depreciation rates resulted from the September 2009 final rate order.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of September 30, 2010, these subsidiaries have sold forward approximately 1.25 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 156,000 GWh at an assumed 8.0 market heat rate) for the period October 1, 2010 through December 31, 2014 at weighted average annual hedge prices ranging from $7.82 per MMBtu to $7.19 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented 9% of the positions in the long-term hedging program at September 30, 2010, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. For the period beginning October 1, 2010 and ending December 31, 2014, and taking into consideration the estimated portfolio impacts of forward retail and wholesale power sales, the hedging transactions result in EFH having effectively hedged an estimated 64% of the natural gas price exposure related to its expected generation output for such period (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of September 30, 2010, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to approximately $1.25 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pretax) associated with the long-term hedging program totaled $671 million for third quarter 2010 and $1,561 million for year-to-date 2010, due primarily to the effect of declines in forward natural gas prices on the value of positions in the program. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gains (pretax) related to positions in the long-term hedging program totaled approximately $3.5 billion at September 30, 2010 and $2.0 billion at December 31, 2009.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior and senior secured notes indentures, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its third quarter 2010 results with its investors on Friday, October 29, 2010 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 15583951. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with more than 2 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 18,300 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points, 102,000 miles of distribution conductors and 15,000 miles of transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding EFH’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform its obligations; or any other unforeseen event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:	Corporate Communications:
Rima Hyder 214.812.5090	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of As Reported GAAP Results to Pro Formaa GAAP Results

Third Quarter 2009; $ millions

	As Reported GAAP Results	Pro Forma Adjustments[b]	Pro Forma[a] GAAP Results
Operating revenues	2,885	(452)	2,433
Fuel, purchased power costs and delivery fees	(870)	(317)	(1,187)
Net gain from commodity hedging and trading activities	123	—	123
Operating costs	(388)	228	(160)
Depreciation and amortization	(456)	147	(309)
Selling, general and administrative expenses	(277)	50	(227)
Franchise and revenue-based taxes	(94)	67	(27)
Other income	45	(10)	35
Other deductions	(32)	28	(4)
Interest income	18	(3)	15
Interest expense and related charges	(1,039)	75	(964)

Loss before income taxes and equity in earnings	(85)	(187)	(272)
Income tax benefit	31	56	87
Equity in earnings of unconsolidated subsidiaries (net of tax)	—	105	105

Net loss	(54)	(26)	(80)
Net income attributable to noncontrolling interests	(26)	26	—

Net loss attributable to EFH	(80)	—	(80)

[a]	Pro forma for the deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

All pro forma adjustments relate to Oncor and the Oncor ring-fenced entities and result in the presentation of the investment in Oncor and the Oncor ring-fenced entities under the equity method of accounting for the three months ended September 30, 2009.

Table A2: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Third Quarter 2010; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,607	(42)[a]		2,565
Fuel, purchased power costs and delivery fees	(1,400)	16	[a]	(1,384)
Net gain from commodity hedging and trading activities	992	(741)[a]		251
Operating costs	(197)	—		(197)
Depreciation and amortization	(352)	—		(352)
Selling, general and administrative expenses	(187)	—		(187)
Franchise and revenue-based taxes	(24)	—		(24)
Impairment of goodwill	(4,100)	4,100		—
Other income	1,033	(1,023)[b]		10
Other deductions	(4)	—		(4)
Interest income	—	—		—
Interest expense and related charges	(1,018)	181	[c]	(837)

Loss before income taxes and equity in earnings	(2,650)	2,491		(159)
Income tax (expense) benefit	(370)	428	[d]	58
Equity in earnings of unconsolidated subsidiaries (net of tax)	118	—		118

Net loss/adjusted (non-GAAP) operating earnings	(2,902)	2,919		17

[a]

These adjustments total $767 million and represent unrealized mark-to-market net gains on commodity positions, including $671 million in net gains related to the long-term hedging program and $96 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Represents income tax effect of adjustments noted at statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate and the goodwill impairment, which has no tax benefit. Also includes a $146 million reduction in income tax expense related to the expected resolution of an IRS tax audit for the periods of 1997 through 2002.

Table A3: Consolidated: Reconciliation of Pro Forma GAAP Results to Adjusted (non-GAAP) Operating Results

Third Quarter 2009; $ millions

	Pro Forma[a] GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,433	11	[b]	2,444
Fuel, purchased power costs and delivery fees	(1,187)	6	[b]	(1,181)
Net gain from commodity hedging and trading activities	123	(20)[b]		103
Operating costs	(160)	—		(160)
Depreciation and amortization	(309)	—		(309)
Selling, general and administrative expenses	(227)	—		(227)
Franchise and revenue-based taxes	(27)	—		(27)
Other income	35	(23)[c]		12
Other deductions	(4)	—		(4)
Interest income	15	—		15
Interest expense and related charges	(964)	138	[d]	(826)

Loss before income taxes and equity in earnings	(272)	112		(160)
Income tax benefit	87	(38)[e]		49
Equity in earnings of unconsolidated subsidiaries (net of tax)	105	16	[f]	121

Net loss/adjusted (non-GAAP) operating earnings	(80)	90		10

[a]	Pro forma for deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

These adjustments total $3 million and represent unrealized mark-to-market net gains on commodity positions, including $106 million in net losses related to the long-term hedging program and $109 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[c]	Represents reversal of a purchase accounting reserve.
[d]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[e]	Represents income tax effect of adjustments noted at statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.
[f]	Represents effect of a $25 million (pre-tax) write-off of a regulatory asset as a result of the rate case order.

Table A4: Consolidated: Reconciliation of As Reported GAAP Results to Pro Formaa GAAP Results

Year-To-Date 2009; $ millions

	As Reported GAAP Results	Pro Forma Adjustments[b]	Pro Forma[a] GAAP Results
Operating revenues	7,366	(1,219)	6,147
Fuel, purchased power costs and delivery fees	(2,171)	(816)	(2,987)
Net gain from commodity hedging and trading activities	1,003	—	1,003
Operating costs	(1,171)	668	(503)
Depreciation and amortization	(1,286)	405	(881)
Selling, general and administrative expenses	(792)	138	(654)
Franchise and revenue-based taxes	(259)	185	(74)
Impairment of goodwill	(90)	—	(90)
Other income	71	(30)	41
Other deductions	(50)	32	(18)
Interest income	30	—	30
Interest expense and related charges	(2,136)	225	(1,911)

Income before income taxes and equity in earnings	515	(412)	103
Income tax expense	(254)	141	(113)
Equity in earnings of unconsolidated subsidiaries (net of tax)	—	217	217

Net income	261	(54)	207
Net income attributable to noncontrolling interests	(54)	54	—

Net income attributable to EFH	207	—	207

[a]	Pro forma for the deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

All pro forma adjustments relate to Oncor and the Oncor ring-fenced entities and result in the presentation of the investment in Oncor and the Oncor ring-fenced entities under the equity method of accounting for the nine months ended September 30, 2009.

Table A5: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	6,599	(10)[a]	6,589
Fuel, purchased power costs and delivery fees	(3,521)	(48)[a]	(3,569)
Net gain from commodity hedging and trading activities	2,272	(1,557)[a]	715
Operating costs	(623)	—	(623)
Depreciation and amortization	(1,043)	—	(1,043)
Selling, general and administrative expenses	(560)	—	(560)
Franchise and revenue-based taxes	(73)	—	(73)
Impairment of goodwill	(4,100)	4,100	—
Other income	1,278	(1,166)[b]	112
Other deductions	(23)	—	(23)
Interest income	9	—	9
Interest expense and related charges	(3,092)	542 [c]	(2,550)

Loss before income taxes and equity in earnings	(2,877)	1,861	(1,016)
Income tax (expense) benefit	(336)	662 [d]	326
Equity in earnings of unconsolidated subsidiaries (net of tax)	240	—	240

Net loss/adjusted (non-GAAP) operating loss	(2,973)	2,523	(450)

[a]

These adjustments total $1,615 million and represent unrealized mark-to-market net gains on commodity positions, including $1,561 million in net gains related to the long-term hedging program and $54 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents debt extinguishment gains.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]

Represents income tax effect of adjustments noted at statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate and the goodwill impairment, which has no tax benefit. Also includes a $146 million reduction in income tax expense related to the expected resolution of an IRS tax audit for the periods of 1997 through 2002 and an $8 million charge resulting from the health care legislation enacted by Congress in March 2010.

Table A6: Consolidated: Reconciliation of Pro Forma GAAP Results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2009; $ millions

	Pro Forma[a] GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	6,147	135	[b]	6,282
Fuel, purchased power costs and delivery fees	(2,987)	(79)[b]		(3,066)
Net gain from commodity hedging and trading activities	1,003	(769)[b]		234
Operating costs	(503)	—		(503)
Depreciation and amortization	(881)	—		(881)
Selling, general and administrative expenses	(654)	—		(654)
Franchise and revenue-based taxes	(74)	—		(74)
Impairment of goodwill	(90)	90		—
Other income	41	(23	) [c]	18
Other deductions	(18)	—		(18)
Interest income	30	—		30
Interest expense and related charges	(1,911)	(527)[d]		(2,438)

Income (loss) before income taxes and equity in earnings	103	(1,173)		(1,070)
Income tax (expense) benefit	(113)	448	[e]	335
Equity in earnings of unconsolidated subsidiaries (net of tax)	217	16	[f]	233

Net income/adjusted (non-GAAP) operating loss	207	(709)		(502)

[a]	Pro forma for deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

These adjustments total $713 million and represent unrealized mark-to-market net gains on commodity positions, including $559 million in net gains related to the long-term hedging program and $154 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[c]	Represents the reversal of a purchase accounting reserve.
[d]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[e]

Represents income tax effect of adjustments noted at statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate and the goodwill impairment, which has no tax benefit.

[f]	Represents effect of a $25 million (pre-tax) write-off of a regulatory asset as a result of the rate case order.

Table B: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH senior and senior secured notes indentures. Adjusted EBITDA plays an important role in respect of certain covenants contained in these indentures. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business Results	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income (loss) before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

Regulated Business Results	Refers to the results of Oncor and the Oncor ring-fenced entities.